Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert F. Mangano	Robert T. English
	President and Chief Executive Officer	President and Chief Executive Officer
	1st Constitution Bancorp	Shore Community Bank
	(609) 655-4500	(732) 240-5800

1ST CONSTITUTION BANCORP AND SHORE COMMUNITY BANK ANNOUNCE SHORE COMMUNITY BANK SHAREHOLDER

APPROVAL OF THE MERGER

CRANBURY, NJ and TOMS RIVER, NJ – October 18, 2019 – 1st Constitution Bancorp (NASDAQ: FCCY) (“1st Constitution”), parent company of 1st Constitution Bank, and Shore Community Bank (OTC PINK: SHRC) (“Shore”) announced today that, at a special meeting of Shore shareholders held today, Shore shareholders approved the Agreement and Plan of Merger, dated as of June 23, 2019, by and among 1st Constitution, 1st Constitution Bank and Shore (the “Merger Agreement”), providing for the merger of Shore with and into 1st Constitution Bank, with 1st Constitution Bank as the surviving entity (the “Merger”). The shareholders of 1st Constitution are not voting on the Merger. The closing of the Merger remains subject to a number of conditions as set forth in the Merger Agreement. The Merger is expected to close on November 8, 2019.

1st Constitution and Shore previously announced that, under the terms of the Merger Agreement, each Shore shareholder will receive, at their election, 0.8786 of a share of 1st Constitution common stock, $16.50 in cash, or a combination of 1st Constitution common stock and cash, subject to adjustment as set forth in the Merger Agreement, for each share of Shore common stock owned at the effective time of the Merger. Notwithstanding any such election, fifty-five percent (55%) of the total number of shares of common stock of Shore issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of common stock of 1st Constitution, and forty-five percent (45%) of such shares of common stock of Shore will be converted into cash, subject to adjustment as set forth in the Merger Agreement. The stock consideration will consist of a maximum of 1,509,348 shares of common stock of 1st Constitution, with the remaining balance of the merger consideration to consist of cash consideration.

About 1st Constitution

1st Constitution Bancorp, through its primary subsidiary, 1st Constitution Bank, has approximately $1.3 billion of assets and operates 21 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Long Branch, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson and Shrewsbury New Jersey.

1st Constitution Bancorp is traded on the NASDAQ Global Market under the trading symbol “FCCY” and information about 1st Constitution Bancorp can be accessed through the Internet at www.1STCONSTITUTION.com.

About Shore Community Bank

Shore Community Bank is a state-chartered commercial bank headquartered in Toms River, New Jersey. Shore Community Bank opened for business in 1997 and operates five branch banking offices in Toms River (3), Jackson and Manahawkin, New Jersey. Shore Community Bank provides traditional commercial and retail banking services to small businesses and consumers.

Cautionary Language Concerning Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the proposed Merger. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to satisfy conditions to the Merger on the proposed terms and within the proposed timeframe including, without limitation, delays in closing the Merger; the inability to realize expected cost savings and synergies from the Merger in amounts or in the timeframe anticipated; changes in the estimates of non-recurring charges; the diversion of management’s time on issues relating to the Merger; costs or difficulties relating to Shore integration matters might be greater than expected; changes in the stock price of the Company from the date of the Merger announcement to the closing date; material adverse changes in the Company’s or Shore’s operations or earnings; the inability to retain customers and qualified employees of Shore; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law; and weakness or a decline in the U.S. economy, in particular in New Jersey and the New York Metropolitan area, as well as an unexpected decline in commercial real estate values within our market areas, as well as the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The Company assumes no obligation for updating any such forward-looking statement at any time.

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